EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No. 1 to Form F-1 (No. 333-287713) of C&K Group Limited (the “Company”) of our report dated April 28, 2025, except for Note 2 for which the date is August 22, 2025, under the Securities Act of 1933 with respect to the audit of the consolidated balance sheets of the Company as of September 30, 2023 and 2024, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
August 22, 2025	Certified Public Accountants
PCAOB ID: 1171